Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
January 24, 2006	President and CEO
or
Pamela M. Tracy
Investor Relations
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES SECOND QUARTER, AND SIX MONTHS
ENDED DECEMBER 31, 2005 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $610,000 or $0.26 per diluted share for the three months ended December 31, 2005 as compared to $589,000 or $0.24 per diluted share for the same period in 2004. The $21,000 increase in net income during the period was primarily attributable to a $81,000 increase in net interest income, a $38,000 increase in credit provisions for loan losses and a $35,000 decrease in non-interest expense, which were partially offset by a $99,000 decrease in non-interest income and a $34,000 increase in income tax expense. The $81,000 increase in net interest income was primarily the result of higher yields earned on interest earning assets and higher average balances of floating rate mortgage-backed securities, which more than offset higher rates paid on deposits and borrowings. The increase in credit provision for loan losses recognized was primarily a result of the work-out of non-performing assets during the quarter ended December 31, 2005. The decrease in non-interest expense was primarily a result of decreased fixed asset depreciation, employee related costs and legal fees and costs associated with the work-out of non-performing assets. The decrease in non-interest income was a result of a $99,000 decrease in pre-tax gains recognized on the sale of investments from the Company’s portfolio during the same period in 2004. The increase in income tax expense was primarily a result of increased levels of taxable income. Excluding security gains, Company net income increased approximately $35, 000 for the quarter ended December 31, 2005, when compared to the same quarter in 2004.

Net income and diluted earnings per share for the six months ended December 31, 2005 totaled $1,218,000 and $0.51, respectively, compared to $1,423,000 and $0.58 for the same period in 2004. The $205,000 decrease in net income for the six months was primarily attributable to a $301,000 decrease in non-interest income and a $143,000 decrease in net interest income, which were partially offset by a $183,000 decrease in the provision for loan losses, a $31,000 decrease in income tax expense and a $25,000 decrease in non-interest expense. The decrease in non-interest income was primarily a result of a $299,000 decrease in pre-tax gains recognized with the sale of investments and mortgage-backed securities from the Company’s portfolio when compared to the same period in 2004. The decrease in net interest income resulted from a $186,000 decrease in accreted investment security discounts and premiums, lower levels of tax-exempt income in proportion to total interest income, higher short-term market interest rates attributable to the Federal Reserve Board’s increases to federal funds rate and the pronounced flattening of the Treasury yield curve. The decrease in provision for loan losses was primarily attributable to a $111,000 credit provision for loan losses during the six months ended December 31, 2005 as compared to a $72,000 provision taken during the same period in 2004. The decrease in income tax expense is attributable to lower levels of taxable income. The decrease in non-interest expense was primarily a result of decreased employee related cost and fixed asset depreciation which were partially offset by the reallocation of a portion of the Company’s allowance for loan losses attributable to off-balance sheet liabilities (builder letters of credit and undisbursed lines of credit) to a separate allowance for financial reporting purposes. Excluding securities gains, Company net income increased approximately $119,000 for the six months ended December 31, 2005 when compared to the same period in 2004.

President and Chief Executive Officer David J. Bursic commented: “Since December 2004, the Federal Reserve has increased its targeted federal funds rate from 2.25% to 4.25 % during December 2005. During the same period 10-year Treasury yields have increased from 4.23% to 4.47%. This yield curve flattening has caused industry-wide net interest margins to compress. Despite challenging economic and geopolitical conditions, the Company’s 8.44% return on equity, 4% dividend yield and Eighth Stock Buyback Program continue to enhance stockholder value.”

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.

--TABLES ATTACHED--
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WVS FINANCIAL CORP. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands except per share data)

	December 31, 2005 (Unaudited)	June 30, 2005 (Unaudited)
Total assets	$444,229	$421,044
Investment securities held-to-maturity	192,438	173,911
Investment securities available-for-sale	492	9,155
Mortgage-backed securities held-to-maturity	177,301	159,031
Mortgage-backed securities available-for-sale	2,381	3,120
Net loans receivable	55,815	60,151
Deposits	150,873	164,706
FHLB advances	167,536	155,036
Other borrowings	94,104	69,680
Equity	28,902	29,201
Book value per share	12.29	12.20
Return on average assets	0.58%	0.71%
Return on average equity	8.44%	10.03%

WVS FINANCIAL CORP. AND SUBSIDIARY
SELECTED CONSOLIDATED OPERATING DATA
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Interest income	$5,293	$4,405	$10,133	$8,835
Interest expense	3,784	2,977	7,169	5,728
Net interest income	1,509	1,428	2,964	3,107
(Recovery) provision for loan losses	(45)	(7)	(111)	72
Net interest income after provision for loan losses	1,554	1,435	3,075	3,035
Non-interest income	167	266	373	674
Non-interest expense	868	903	1,756	1,781
Income before income tax expense	853	798	1,692	1,928
Income taxes	243	209	474	505

NET INCOME	$610	$589	$1,218	$1,423

EARNINGS PER SHARE:
Basic	$0.26	$0.24	$0.51	$0.58
Diluted	$0.26	$0.24	$0.51	$0.58

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,356,470	2,445,349	2,372,062	2,449,269
Diluted	2,359,671	2,451,242	2,375,483	2,455,084